Filed Pursuant to Rule 424(b)(2)
Registration No. 333-150341-01

In accordance with Rule 457(r), a registration fee of $11,299 has been calculated for 8,500,000 shares of Class A Common Stock with an aggregate offering price of $287,512,500. Pursuant to Rule 457(p), this fee is being offset against previously paid fees of $88,532 relating to unsold securities previously registered under Registration Statement No. 333-113977, originally filed by Apartment Investment and Management Company and AIMCO Properties, L.P. on March 26, 2004.

Prospectus Supplement
(To Prospectus dated April 18, 2008)

8,500,000 Shares

Class A Common Stock

We have declared a special dividend on our Class A Common Stock (herein, “common stock”) of $3.00 per share, payable to our stockholders of record at the close of business on July 28, 2008. This represents an aggregate dividend of approximately $256 million. The dividend is expected to be paid on August 29, 2008.

Each stockholder has the option to elect to receive the special dividend in cash or shares of common stock, except that we will limit the aggregate amount of cash payable to stockholders in the special dividend (other than cash payable in lieu of fractional shares) to $51.3 million. If stockholder elections would result in the payment of cash in excess of the cash limitation, we will allocate the cash among stockholders as described herein under “Effect of Cash Limitations,” and pay the remaining portion in common stock. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the $51.3 million limit on aggregate cash payments.

Our common stock is listed on the New York Stock Exchange under the symbol “AIV.” The market value per share of our common stock for purposes of the special dividend will be the average closing price per share of our common stock on the New York Stock Exchange on August 21 and 22, 2008. As a result, on the payment date, the value of the shares delivered in the special dividend may be more or less than $3.00 per share.

This prospectus supplement relates to the issuance of up to 8,500,000 shares of common stock in the special dividend. The actual number of shares that will be issued in the special dividend will depend on stockholder elections, and the average closing price of the common stock on the New York Stock Exchange on August 21 and 22, 2008. If stockholder elections would result in payment of the maximum amount of cash ($51.3 million), based on the closing price of the common stock on July 25, 2008 ($33.92 per share), then the number of shares issued would be approximately 6,034,787 shares.

If you want to elect payment in cash or shares of common stock, complete and sign the enclosed election form and deliver it to Computershare Trust Company, N.A., the transfer agent, no later than 5:00 P.M., Eastern time, on August 20, 2008. If the transfer agent does not receive a valid election from you by that time, we will have the option to pay the special dividend on your shares in cash, shares of our common stock or any combination of the two that we choose, in our sole discretion.

If you hold shares through a bank, broker or nominee, please contact such bank, broker or nominee and inform them of the election they should make on your behalf.

Before making your election, you are urged to carefully read the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2008.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the special dividend and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the special dividend. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Aimco,” “we,” “our,” and “us” refer to Apartment Investment and Management Company and its direct and indirect subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The offering of our shares of common stock in the special dividend may be restricted by law in certain non-U.S. jurisdictions. This prospectus supplement is not an offer to sell nor does it seek an offer to buy any shares of our common stock in any jurisdiction where the offer or sale is not permitted. Elections made by any person in such a jurisdiction may be deemed invalid.

i

THE ELECTION

You may elect to receive the special dividend in the form of cash or shares of common stock by choosing one of the election options in the accompanying election form, subject to the cash limitation and ownership limitation described below:

•	Cash Election. You elect to receive payment of the special dividend in cash.

•	Stock Election. You elect to receive payment of the special dividend in the form of common stock.

Stockholders of Record

In order to make your special dividend election, please complete and sign the accompanying election form and return it to the transfer agent in the enclosed envelope as soon as possible. For your election to be effective, the election form must be received by the transfer agent no later than 5:00 p.m., New York time, on August 20, 2008. Your election is irrevocable. The method of delivery of the election form is at the option and risk of the stockholder making the election, and the delivery will be deemed made only when actually received by the transfer agent. In all cases, sufficient time should be allowed to ensure timely delivery. The submission of an election form with respect to the special dividend will constitute the electing stockholder’s representation and warranty that such stockholder has full power and authority to make such election.

For any given share of our common stock, an election with respect to the special dividend may be made only by the holder of record of that share at the close of business on July 28, 2008, which is the record date for the special dividend.

Beneficial Stockholders

If your shares are held in the name of a bank, broker or other nominee, please promptly inform such bank, broker or nominee of the election they should make on your behalf.

Your election may be limited by certain cash and ownership limitations, as described below, and you may not receive cash or common stock to the extent these limitations require that a different allocation be made to you. We will pay cash in lieu of issuing any fractional shares.

If you do not (or your bank, broker or nominee does not on your behalf) timely return a properly completed election form, we may pay your special dividend in the form of cash, common stock or a combination of cash and common stock, in our sole discretion, subject to the cash limitation and the ownership limitation described below.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance by us of any special dividend election form will be resolved by us, in our sole discretion, and our determination as to the resolution of any such questions shall be final and binding on all parties. We reserve the absolute right to reject, at our sole discretion, any and all election forms determined by us not to be in proper form, not timely received, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No valid election will be deemed to have been made until all defects and irregularities have been cured or waived to our satisfaction. Neither we nor the transfer agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the special dividend will be final and binding.

All shares of our common stock issued in the special dividend will be issued only in book-entry form. On August 29, 2008, the transfer agent will issue and mail to each of our stockholders of record that is a recipient of shares of our common stock in the special dividend a statement listing the number of shares of our common stock credited to such stockholder’s book-entry account and a payment check or direct deposit for any cash to which such stockholder is entitled (including, if applicable, cash in lieu of fractional shares) in the special dividend. For each of those stockholders who hold through a bank, broker or other nominee, the shares of our common stock and cash to which such stockholder is entitled in the special dividend will be delivered by the transfer agent to such stockholder’s bank, broker or other nominee. The bank, broker or other nominee will then allocate the shares and cash into such stockholder’s individual account. All cash payments to which a stockholder is entitled in the special dividend will be rounded to the nearest penny.

Completed election forms should be delivered to our transfer agent, Computershare Trust Company, N.A., no later than 5:00 P.M., Eastern time, on August 20, 2008, in the enclosed envelope in accordance with the following delivery instructions:

By Regular Mail:	By Overnight Courier or Hand Delivery:
Computershare Trust Company, N.A. Dividend Services P O Box 43017 Providence, RI 02940	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Telephone: (781) 575-2879

If you are a stockholder of record and need additional information about completing the election form or other matters relating to the special dividend, please contact the transfer agent, at (781) 575-2879, or toll-free at (800) 733-5001.

If your shares are held through a bank, broker or nominee, please contact such bank, broker or nominee if you have any questions or need additional information about the special dividend or the election they may make on your behalf.

REASON FOR THE SPECIAL DIVIDEND

Aimco is taxed as a real estate investment trust, or REIT, for federal income tax purposes. In order to qualify as a REIT and minimize taxes, we distribute to our stockholders each year all of our “taxable income,” as determined for Federal income tax purposes. During 2008 we expect to complete transactions that produce taxable income to us in excess of our typical distribution levels. As a result, we are paying a special dividend in an aggregate amount of approximately $256 million, which includes the aggregate amount of the regular quarterly cash dividend ($0.60 per share) that would otherwise have been paid in August 2008. The special dividend is being paid in lieu of the regular quarterly cash dividend that would otherwise have been paid in August 2008. The cash election option for the special dividend is being provided in order to assure that the special dividend is treated as a taxable dividend for Federal income tax purposes.

EFFECT OF CASH LIMITATION

The total amount of cash payable in the special dividend is limited to $51.3 million, not including any cash payments in lieu of fractional shares. If a sufficient number of stockholders elect to receive stock, all stockholders who elect cash will receive their entire special dividend in cash in accordance with their elections. However, if satisfying all stockholder elections would result in the payment of cash in excess of the cash limitation, then the total amount of cash will be allocated on a pro rata basis among those stockholders who elected cash. As a result, if you elected to receive the special dividend in the form of cash, you would not receive the entire dividend in the form of cash. Instead, you would receive a portion in cash and the remainder in shares of common stock, valued based on the average of the closing sales price of common stock on the New York Stock Exchange on August 21 and 22, 2008 (subject to the ownership limitation described below and the payment of cash in lieu of any fractional shares). We reserve the right, in our sole discretion, to increase the maximum amount of cash paid in the special dividend.

All cash payments to which a stockholder is entitled will be rounded to the nearest penny.

EFFECT OF OWNERSHIP LIMITATION

Subject to certain exceptions specified in our charter, no person or entity may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Terry Considine) of the outstanding shares of common stock. The ownership limit will apply to the special dividend. Nonetheless, if you elect to receive common stock and your receipt of common stock would cause you to exceed the applicable ownership limit, you will receive cash to the extent required to bring you within this ownership limit. If you elect to receive common stock and it is issued to you in violation of the applicable ownership limit, all of the remedies applicable under the ownership limit will apply to this common stock. For a more detailed description of the ownership limit and the remedies applicable thereunder, see “Description of Class A Common Stock” in the accompanying prospectus.

CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS

The following summary of certain Federal income tax considerations regarding the special dividend and the acquisition, holding and disposition of our common stock is based on current law, is for general information only and is not tax advice. This summary supplements the discussion set forth under the heading “Certain Federal Income Taxation Considerations” in the accompanying prospectus. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common stock in light of their personal investment or tax circumstances.

Certain Federal Income Tax Consequences of the Special Dividend

For purposes of the following discussion, a U.S. stockholder is a holder of our common stock who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless regulations promulgated by the U.S. Department of the Treasury provide otherwise;

•	an estate, the income of which is subject to Federal income taxation regardless of its source; or

•	a trust whose administration is under the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust.

The tax consequences of the special dividend will depend on a stockholder’s particular tax circumstances. Holders of our common stock are urged to consult their tax advisors regarding the specific Federal, state, local, and foreign income and other tax consequences of the special dividend.

The special dividend is intended to assist us in meeting the requirement that we distribute to our stockholders an amount equal to our 2008 taxable income. For a discussion of this requirement, see “Certain Federal Income Taxation Considerations — Taxation of REITs in General — Annual Distribution Requirements” in the accompanying prospectus. Each stockholder of record at the close of business on July 28, 2008, will receive in a special dividend, expected to be paid on August 29, 2008, shares of our common stock or cash at such stockholder’s election, subject to the cash limitation and the ownership limitation described above.

We are limiting the maximum aggregate amount of cash to be distributed as part of the special dividend. We have received from the Internal Revenue Service (the “IRS”) a private letter ruling confirming that (1) the special dividend will be treated as a taxable dividend for Federal income tax purposes and (2) under current Treasury Regulations, the amount of the special dividend paid in common stock will be equal to the amount of cash that could have been received instead of the common stock.

Taxation of United States Stockholders

Each stockholder must include the sum of the value of the shares of our common stock and the amount of cash, if any, received pursuant to the special dividend in its gross income as dividend income to the extent that such stockholder’s share of the special dividend is made out of its share of the portion of our current and accumulated earnings and profits allocable to the special dividend. The IRS private letter ruling confirms that, for this purpose, the amount of the special dividend paid in common stock will be equal to the amount of cash that could have been received instead of the common stock. A stockholder that receives shares of our common stock pursuant to the special dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the special dividend.

The special dividend will not be eligible for the dividends received deduction available to U.S. stockholders that are domestic corporations but not S corporations. Such corporate holders should also consider the possible effects of section 1059 of the Code, which reduces a corporate holder’s basis in its shares, but not below zero, by the non-taxed portion of an extraordinary dividend, where the holder has not held such shares for more than two years before the dividend announcement date. Corporate stockholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the taxable year and which is calculated without regard to the dividends received deduction.

For certain U.S. stockholders, the special dividend may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its shares of common stock. A U.S. stockholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its shares, to the extent of the extraordinary dividend.

For additional discussion of certain Federal income tax consequences relating to the acquisition, holding and disposition of the common stock, please see the description under the headings “Certain Federal Income Taxation Considerations — Taxation of Stockholders — Taxation of Taxable Domestic Stockholders” and “Certain Federal Income Taxation Considerations — Taxation of Tax-Exempt Stockholders” in the accompanying prospectus.

Taxation of Non-United States Stockholders

The following discussion is applicable to non-U.S. stockholders that did not own more than 5% of our common stock at any time during the one-year period ending on the payment date of the special dividend.

A non-U.S. holder of our common stock will treat the amount of the special dividend as ordinary income.

For non-U.S. stockholders, the special dividend will be subject to withholding of United States Federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless it is treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Certain certification and disclosure requirements must be satisfied for the stockholder to be exempt from withholding under the effectively connected income exemption. If the special dividend is effectively connected with such a trade or business, a non-U.S. stockholder will be subject to tax on the special dividend on a net basis (that is, after allowance of deductions) at graduated rates and generally will not be subject to withholding. A non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax on the special dividend at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Generally, information reporting will apply to the payment of the special dividend, and backup withholding at the rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

For additional discussion of certain Federal income tax consequences relating to the acquisition, holding and disposition of the common stock, please see the description under the heading “Certain Federal Income Taxation Considerations — Taxation of Stockholders — Taxation of Foreign Stockholders” in the accompanying prospectus.

Legislative or Other Actions Affecting REITS

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. For example, the American Jobs Creation Act of 2004 (the “2004 Act”) which, except as described below, was effective for taxable years beginning after October 22, 2004, contained a number of relief provisions applicable to REITs. Some of these relief provisions make it easier for REITs to satisfy some of the REIT income and asset tests, while other relief provisions enable REITs to prevent terminations of their REIT status due to inadvertent violations of some of the technical REIT requirements. In addition, the Gulf Zone Opportunity Act of 2005 (the “2005 Act”) contained a number of clarifications and technical corrections of the relief provisions enacted by the 2004 Act, including favorable clarifications and technical corrections relating to the effective dates of the various relief provisions.

•	First, the 2004 Act expanded significantly the number and nature of securities that are no longer subject to testing under the REIT 10% value asset test. Thus, in addition to “straight debt,” the 10% value test will not apply to (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, and (e) any security issued by another REIT. The 2004 Act also modified the definition of “straight debt” to provide that certain contingency features do not result in an obligation failing to qualify as straight debt. The 2004 Act did, however, limit the definition of “straight debt” by providing that no securities issued by a corporation or partnership will qualify as straight debt if the REIT (or a “taxable REIT subsidiary” in which the REIT owns a greater than 50% interest, as measured by vote or value) owns non-straight debt securities of such issuer that represent more than 1% of the total value of all securities of such issuer.

•	Second, the 2004 Act provided that certain debt instruments issued by a partnership that do not qualify as “straight debt” are not subject to testing under the REIT 10% value asset test to the extent of the REIT’s interest as a partner in that partnership. In addition, such debt instruments are completely excluded from testing under the 10% value test if at least 75% of the partnership’s gross income (excluding income from “prohibited transactions”) consists of income described in the 75% gross income test discussed under the heading “Certain Federal Income Taxation Considerations — Taxation of REITs in General — Income Tests” in the accompanying prospectus. The 2005 Act clarified that partnership securities that were held by a REIT and that met the “straight debt” safe harbor as in effect prior to amendment by the 2004 Act would continue to qualify as “straight debt” whether the REIT held the securities to maturity or disposed of them prior to maturity.

•	Third, the 2004 Act excluded from the 95% REIT income test any income arising from “clearly identified” hedging transactions that are entered into by the REIT, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings incurred or to be incurred by the REIT to acquire or carry real estate assets. In general, for a hedging transaction to be “clearly identified,” (a) the transaction must be identified as a hedging transaction before the end of the day on which it is entered into, and (b) the items or risks being hedged must be identified “substantially contemporaneously” with the hedging transaction, meaning that the identification of the items or risks being hedged must generally occur within 35 days after the date the transaction is entered into.

•     Fourth, the 2004 Act contained two relief provisions for REITs which own one or more assets that cause a violation of the 5% value and 10% vote or value tests described under the heading “Certain Federal Income Taxation Considerations — Taxation of REITs in General — Asset Tests” in the accompanying prospectus. Pursuant to a new “de minimis relief provision,” a REIT that fails the 5% value or the 10% vote or value tests is excused if the failure was (a) de minimis (generally, if the value of the assets causing the failure does not exceed the lesser of 1% of the REIT’s total assets at the end of the relevant testing quarter, and $10,000,000), and (b) either the REIT disposes of the assets causing the failure within six months after the last day of the quarter in which the REIT identifies the failure, or the 5% value or the 10% vote and value tests are otherwise satisfied within that time frame. The 2004 Act also provided an additional “non-de minimis” relief provision pursuant to which a REIT that fails the asset tests in a taxable year may still qualify as a REIT if (a) the REIT provides the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of $50,000 and the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure and (d) either the REIT disposes of the assets causing the failure within six months after the last day of the quarter in which the REIT identifies the failure, or otherwise satisfies the asset tests within that time frame. The 2005 Act clarified that a REIT can cure de minimis violations of the 20%, 25% and 75% asset tests described under the heading “Certain Federal Income Taxation Considerations — Taxation of REITs in General — Asset Tests” in the accompanying prospectus (as long as the violations are due to reasonable cause and not willful neglect) by disposing of the non-qualifying assets or otherwise bringing itself into compliance with those tests within six months of discovering the violation(s) and paying a tax equal to the greater of $50,000 and the highest rate of corporate tax imposed on the net income generated by the non-qualifying assets.

•	Fifth, the 2004 Act contained a relief provision for REITs that fail any of the tests other than the income and asset tests (e.g., tests relating to its organizational structure, the distribution of its income and the transferability of its shares). Under this relief provision, a REIT can pay a monetary penalty of $50,000 in lieu of losing its REIT status as long as the particular violation is due to reasonable cause and not willful neglect.

In addition to the relief provisions described above, the 2004 Act and 2005 Act provided that capital gain dividends received by a foreign stockholder will be treated in the same manner as ordinary income dividends, provided that (1) the capital gain dividends are received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date the capital gain dividends are received.

Congress has passed the Housing Assistance Tax Act of 2008 (the “2008 Act”) and the President is expected to sign the 2008 Act into law. The 2008 Act contains a number of rules intended to permit REITs additional flexibility in conducting their operations. For example, the 2008 Act liberalizes the rules relating to foreign currency income associated with real estate activities and permits the value of taxable REIT subsidiaries to represent up to 25% of a REIT’s assets (rather than the current 20% limit). Most importantly for us, the 2008 Act, among other things, shortens from four years to two years the minimum holding period under the safe harbor provisions of the Code that prevent the imposition of the 100% prohibited transactions tax. While the 2008 Act generally applies for taxable years beginning after the date of enactment, the rules relating to the prohibited transaction safe harbor apply to sales made after the date of enactment.

LEGAL MATTERS

The validity of the common stock is being passed upon for us by DLA Piper US LLP, Baltimore, Maryland. Certain tax matters have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Aimco appearing in its Annual Report on Form 10-K for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of Aimco’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Aimco, that is available over the Internet at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “AIV.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our press releases, SEC filings and annual reports, are available at no charge through our website at www.aimco.com. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that Apartment Investment and Management Company has filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Proxy Statement for the 2008 Annual Meeting of Stockholders;

•	Current Reports on Form 8-K, filed with the SEC on January 2, 2008; January 7, 2008; January 31, 2008; March 28, 2008; April 1, 2008; May 6, 2008; July 3, 2008; July 23, 2008; and July 28, 2008; and

•	the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

ELECTION FORM

Apartment Investment and Management Company, a Maryland corporation (“Aimco”), has declared a special dividend on its Class A Common Stock (herein, “common stock”) of $3.00 per share, payable to its stockholders of record at the close of business on July 28, 2008. This represents an aggregate dividend of approximately $256 million. The dividend is expected to be paid on August 29, 2008.

Each stockholder has the option to elect to receive the special dividend in cash or shares of common stock, except that we will limit the aggregate amount of cash payable to stockholders in the special dividend (other than cash payable in lieu of fractional shares) to $51.3 million. If stockholder elections would result in the payment of cash in excess of the cash limitation, we will allocate the cash among stockholders (as described in the prospectus supplement accompanying this election form) and pay the remaining portion in common stock. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the $51.3 million limit on aggregate cash payments.

Our common stock is listed on the New York Stock Exchange under the symbol “AIV.” The market value per share of our common stock for purposes of the special dividend will be the average closing price per share of our common stock on the New York Stock Exchange on August 21 and 22, 2008. As a result, on the payment date, the value of the shares delivered in the special dividend may be more or less than $3.00 per share.

If you want to elect payment in cash or shares of common stock, complete and sign this election form and deliver it to Computershare Trust Company, N.A., the transfer agent, no later than 5:00 P.M., Eastern time, on August 20, 2008. If the transfer agent does not receive a valid election from you by that time, we will have the option to pay the special dividend on your shares in cash, shares of our common stock or any combination of the two that we choose, in our sole discretion.

Please check only one of the following boxes below to indicate whether you elect to receive the special dividend in cash or shares of common stock for all of the shares of common stock that you owned on the close of business on July 28, 2008.

Your election is irrevocable. If you do not timely return a properly completed election form, we may pay your special dividend in the form of cash, common stock or a combination of cash and common stock, in our sole discretion, subject to the cash limitation and the ownership limitation described in the prospectus supplement accompanying this election form.

▼ FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED COURTESY REPLY ENVELOPE ▼

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

PLEASE COMPLETE, SIGN, DATE AND DELIVER THIS ELECTION FORM TO COMPUTERSHARE TRUST COMPANY, N.A. IN THE ENCLOSED ENVELOPE BY NO LATER THAN 5:00 P.M., NEW YORK TIME, ON AUGUST 20, 2008.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY (Aimco)	Computershare

Computershare
PO Box 43017
Providence Rhode Island 02940-5094
Toll Free 888 294 8217
www.computershare.com

Elections must be indicated in black ink, as in this example.	X

IMPORTANT NOTICE REGARDING SPECIAL DIVIDEND EXPECTED TO BE PAID AUGUST 29, 2008

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
SPECIAL DIVIDEND EXPECTED TO BE PAID AUGUST 29, 2008

Please read the accompanying prospectus supplement dated July 28, 2008. YOUR ELECTION IS IRREVOCABLE

ALL AIMCO COMMON STOCK WILL BE ISSUED ONLY IN BOOK-ENTRY FORM.

IF YOU DO NOT TIMELY RETURN A PROPERLY COMPLETED ELECTION FORM, WE MAY PAY YOUR SPECIAL DIVIDEND IN THE FORM OF CASH, COMMON STOCK OR A COMBINATION OF CASH AND COMMON STOCK, IN OUR SOLE DISCRETION, SUBJECT TO THE CASH LIMITATION AND THE OWNERSHIP LIMITATION DESCRIBED IN THE PROSPECTUS SUPPLEMENT ACCOMPANYING THIS ELECTION FORM.

The election below is made in accordance with the prospectus supplement dated July 28, 2008.

▼ FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED COURTESY REPLY ENVELOPE ▼

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

☐ STOCK ELECTION I elect to receive Aimco common stock (plus cash in lieu of any fractional share).	☐ CASH ELECTION I elect to receive cash.

Stockholder(s) sign here	Date
IMPORTANT: Please sign this election form exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Return this card promptly in the enclosed envelope.

PROSPECTUS

Apartment Investment and Management Company

Debt Securities
Preferred Stock
Class A Common Stock
Warrants
Guarantees

AIMCO Properties, L.P.

Debt Securities

We may offer, issue and sell, from time to time, together or separately, debt securities of Apartment Investment and Management Company or AIMCO Properties, L.P., and preferred stock, Class A common stock, warrants and guarantees of Apartment Investment and Management Company. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Apartment Investment and Management Company’s Class A common stock is listed on the New York Stock Exchange under the symbol “AIV.” If any other securities offered hereby will be listed on a securities exchange, such listing will be described in the relevant prospectus supplement.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2008

In this prospectus, except as otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “us” and “our” refer to Apartment Investment and Management Company and all entities included in our consolidated financial statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described under “Where You Can find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.aimco.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings that Apartment Investment and Management Company or AIMCO Properties, L.P. makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the completion of the offering of all the securities covered by the respective prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Apartment Investment and Management Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Apartment Investment and Management Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders of Aimco;

•	Apartment Investment and Management Company’s Current Reports on Form 8-K, dated December 27, 2007 (filed January 2, 2008); December 31, 2007 (filed January 7, 2008); January 30, 2008 (filed January 31, 2008); March 27, 2008 (filed March 28, 2008); and March 28, 2008 (filed April 1, 2008);

•	the description of Apartment Investment and Management Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description; and

•	AIMCO Properties, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007; and

•	AIMCO Properties, L.P.’s Current Reports on Form 8-K, dated December 31, 2007 (filed January 7, 2008); and March 27, 2008 (filed March 31, 2008).

You may request a copy of these filings or any future filings that are incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address and telephone number:

Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus filed by us with the SEC, and any information about the terms of securities conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than its date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements,” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. These may include statements regarding the effect of acquisitions and redevelopments, our future financial performance, including our ability to maintain current or meet projected occupancy, rent levels and same store results, and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond our control including, without limitation: natural disasters such as hurricanes; national and local economic conditions; the general level of interest rates; energy costs; the terms of governmental regulations that affect us and interpretations of those regulations; the competitive environment in which we operate; financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for residents in such markets; insurance risks; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review our financial statements and the notes thereto, as well as the section entitled “Risk Factors” described in Item 1A of each of the Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, filed by Apartment Investment and Management Company and AIMCO Properties, L.P. and the other documents we file from time to time with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

AIMCO AND THE AIMCO OPERATING PARTNERSHIP

Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. Aimco is a self-administered and self-managed real estate investment trust, or REIT, engaged in the acquisition, ownership, management and redevelopment of apartment properties. As of December 31, 2007, we owned or managed a real estate portfolio of 1,169 apartment properties containing 203,040 apartment units located in 46 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, as of January 1, 2008, we were the largest owner and operator of apartment properties in the United States. Our portfolio includes garden style, mid-rise and high-rise properties.

We own an equity interest in, and consolidate the majority of, the properties in our owned real estate portfolio. These properties represent consolidated real estate holdings in our financial statements, which we refer to as consolidated properties. In addition, we have an equity interest in, but do not consolidate for financial statement purposes, certain properties that are accounted for under the equity or cost methods. These properties represent our investment in unconsolidated real estate partnerships in our financial statements, which we refer to as unconsolidated properties. Additionally, we provide property management and asset management services to certain properties, and in certain cases we may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund. Our equity holdings and managed properties are as follows as of December 31, 2007:

	Total Portfolio
	Properties	Units

Consolidated properties	657	153,758
Unconsolidated properties	94	10,878
Property management	36	3,228
Asset management	382	35,176

Total	1,169	203,040

Through our wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP, Inc., we own a majority of the ownership interests in AIMCO Properties, L.P., which we refer to as the Aimco Operating Partnership. As of December 31, 2007, we held an interest of approximately 91% in the common partnership units and equivalents of the Aimco Operating Partnership. We conduct substantially all of our business and own substantially all of our assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units, partnership preferred units, or preferred OP Units, and high performance partnership units, or High Performance Units. Generally after a holding period of twelve months, holders of common OP Units may redeem such units for cash or, at the Aimco Operating Partnership’s option, Aimco Class A Common Stock, which we refer to as Common Stock. At December 31, 2007, we had 92,795,891 shares of our common stock outstanding and the Aimco Operating Partnership had 9,682,619 common OP Units and equivalents outstanding for a combined total of 102,478,510 shares of common stock and OP Units outstanding (excluding preferred OP Units).

Since our initial public offering in July 1994, we have completed numerous transactions, including purchases of properties and interests in entities that own or manage properties, expanding our portfolio of owned or managed properties from 132 properties with 29,343 apartment units to a peak of over 2,100 properties with 379,000 apartment units. As of December 31, 2007, our portfolio of owned and/or managed properties consists of 1,169 properties with 203,040 apartment units.

Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 and our telephone number is (303) 757-8101.

RISK FACTORS

Investing in our securities involves various risks. You should carefully consider any risk factors set forth in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Risk Factors” in Item 1A of each of the Annual Reports on Form 10-K for the fiscal year ended December 31, 2007, filed by Aimco and the Aimco Operating Partnership, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, the financing of future acquisitions (which may include acquisitions of real properties, interests therein or real estate-related securities) and the financing of improvements or expansion of properties. Pending the use thereof, we intend to invest any net proceeds in short-term, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects Aimco’s ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for each of the five years ended December 31, 2007, 2006, 2005, 2004 and 2003. The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and partnership preferred unit distributions for the Aimco Operating Partnership are the same as the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends, respectively, for such periods.

	For the Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)	(3)	(3)	(3)	1.11	1.14
Ratio of earnings to combined fixed charges and preferred stock dividends(2)	(4)	(4)	(4)	(4)	(4)

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of income from continuing operations before minority interests and taxes (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends or distributions from operations received) plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership) and amortization of previously capitalized interest; and “fixed charges” consists of interest expense (including amortization of loan costs), interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership.

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, “earnings” consists of income before minority interests and taxes (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends or distributions from operations received) plus fixed charges (other than any interest that has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership) and amortization of previously capitalized interest; “fixed charges” consists of interest expense (including amortization of loan costs), interest which has been capitalized and distributions paid on preferred units of the Aimco Operating Partnership; and “preferred stock dividends” consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(3)	During the years ended December 31, 2007, 2006 and 2005, earnings were insufficient to cover fixed charges by $54.3 million, $44.9 million and $96.4 million, respectively.

(4)	During the years ended December 31, 2007, 2006, 2005, 2004 and 2003, earnings were insufficient to cover fixed charges and preferred stock dividends by $120.3 million, $126.0 million, $184.4 million, $52.7 million and $52.1 million, respectively.

DESCRIPTION OF AIMCO DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of the debt securities of Aimco. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to such securities will be described in the prospectus supplement.

The debt securities of Aimco may be issued, from time to time, in one or more series, and will constitute either senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be issued from time to time under an indenture to be entered into between Aimco and a trustee to be named in the applicable prospectus supplement. Forms of these indentures are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). Capitalized terms used in this section that are not defined in this prospectus are defined in the indenture to which they relate. The statements made under this heading about the debt securities and the indentures are summaries of their material provisions and are not complete. These statements are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures and the debt securities, including definitions of certain terms.

The debt securities will be direct, unsecured obligations of Aimco. The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that such debt securities may be issued thereunder from time to time in one or more series. Under the indentures, Aimco will have the ability to issue debt securities with terms different from those of debt securities previously issued by it, without the consent of the holders of such previously issued series of debt securities, in an aggregate principal amount determined by Aimco.

The applicable prospectus supplement or prospectus supplements relating to any senior subordinated debt securities or subordinated debt securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such debt securities would be senior to such debt securities and any limitation on the issuance of additional senior indebtedness.

Debt securities may be issued and sold at a discount below their principal amount. Special United States Federal income tax considerations applicable to debt securities, including securities issued with original issue discount, will be described in more detail in any applicable prospectus supplement. Even if debt securities are not issued at a discount below their principal amount, such debt securities may, for United States Federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment characteristics, as set forth in any applicable prospectus supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to United States aliens or denominated in a currency other than United States dollars will be set forth in a prospectus supplement relating thereto.

Below is a description of some general terms of Aimco’s debt securities that may be specified in a prospectus supplement. You should read the prospectus supplement for a description of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities may be represented initially by a debt security in temporary or permanent global form, and if so, the initial depositary with respect to such temporary or permanent global security and whether, and the circumstances under which, beneficial owners of interests in any such temporary or permanent global security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable or the method of determination thereof;

•	the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such debt securities will be payable and the place or places where such debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	the rate or rates at which the debt securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue;

•	the dates, if any, on which any interest on the debt securities will be payable, and the regular record date for any interest payable on any debt securities;

•	the right or obligation, if any, of Aimco to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•	whether such debt securities are convertible or exchangeable into other debt securities or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	any terms applicable to such debt securities which are issued at a discount, including the issue price thereof and the rate or rates at which original issue discount will accrue;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	any special United States Federal income tax considerations applicable to the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

The applicable prospectus supplement will also describe the following terms of any series of senior subordinated debt securities or subordinated debt securities offered hereby:

•	the rights, if any, to defer payments of interest on such series of debt securities by extending the interest payment period, and the duration of such extensions;

•	the subordination terms of such series of debt securities; and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

Since the operations of Aimco are currently conducted principally through its subsidiaries, Aimco’s cash flow and its consequent ability to service debt, including the debt securities, will depend, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to Aimco, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Aimco by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Aimco to receive assets of any of the subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that Aimco is recognized as a creditor of such subsidiary, in which case the claims of Aimco would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Aimco.

Conversion or Exchange

No series of debt securities that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Form, Exchange, Registration and Transfer

A series of debt securities may be issued solely as registered debt securities. A series of debt securities may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issuable in denominations of $1,000 and integral multiples thereof. Any series of debt securities will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

Debt securities may be presented for exchange as provided above and, unless otherwise indicated in the applicable prospectus supplement, may be presented for registration of transfer, at the office or agency of Aimco designated as registrar or co-registrar with respect to such series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by Aimco upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Aimco intends initially to appoint the trustee for the particular series of debt securities as the registrar for such debt securities and the name of any different or additional registrar designated by Aimco with respect to the debt securities will be included in the prospectus supplement relating thereto. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by Aimco with respect to any series of debt securities, Aimco may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Aimco will be required to maintain a transfer agent in the Borough of Manhattan, the City of New York. Aimco may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption of any series of debt securities, Aimco will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and interest, if any, on, debt securities will be made at the office of such paying agent or paying agents as Aimco may designate from time to time, except that, at the option of Aimco, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, the trustee for the debt securities being offered will be designated as Aimco’s sole paying agent for payments with respect to such debt securities. Any other paying agents initially designated by Aimco for the debt securities being offered will be named in the applicable prospectus supplement. Aimco may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Aimco will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

All moneys paid by Aimco to a paying agent for the payment of principal of, or interest, if any, on, any debt security that remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Aimco, and the holder of such debt security or any coupon will thereafter look only to Aimco for payment thereof.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable prospectus supplement. A global debt security may be issued only in registered form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for such debt security or to a nominee or successor of such depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global debt security may exchange such interests for definitive debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on such global debt security and the specific terms of the depositary arrangement with respect to such global debt security.

Mergers and Sales of Assets

Aimco may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than Aimco) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of Aimco under the debt securities and the indenture, and (ii) immediately after giving effect to such transaction, no default or event of default shall have occurred or be continuing under the indenture. Upon the assumption of Aimco’s obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, Aimco shall be discharged from all obligations under the debt securities and the indenture.

Events of Default

Each indenture provides that, if an event of default specified therein shall have occurred and be continuing, with respect to each series of debt securities outstanding thereunder, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or, if any of the debt securities of such series were issued at a discount, such portion of the principal amount of such debt securities as may be specified by the terms thereof) of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

Under each indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder, any of the following:

•	default in payment of the principal of any debt securities of such series;

•	default in payment of any interest on any debt securities of such series when due, continuing for 30 days (or 60 days, in the case of senior subordinated debt securities or subordinated debt securities);

•	default by Aimco in compliance with other agreements in the debt securities of such series or the indenture relating to the debt securities of such series upon the receipt of notice of such default given by the trustee for such debt securities or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series and Aimco’s failure to cure such default within 60 days after receipt of such notice;

•	certain events of bankruptcy or insolvency; and

•	any other event of default set forth in an applicable prospectus supplement with respect to the debt securities of such series.

The trustee shall give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or such debt securities, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default with respect to the debt securities of such series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

•	the trustee shall have failed to comply with the request within such 60-day period.

Notwithstanding the foregoing, the right of any holder of debt securities to receive payment of the principal of and interest in respect of such debt securities on the date specified in such debt securities as the fixed date on which an amount equal to the principal of such debt securities or an installment of principal thereof or interest thereon is due and payable (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (i) any default in any payment of the principal of, or interest on, any debt securities of such series or (ii) any default in respect of certain covenants or provisions in the indenture that may not be modified without the consent of the holder of each of the outstanding debt securities of such series affected as described in “Modification and Waiver” below.

Each indenture provides that Aimco shall deliver to the trustee within 120 days after the end of each fiscal year of Aimco an officers’ certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

Aimco and the trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

•	to add to the covenants, agreements and obligations of Aimco for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon Aimco;

•	to evidence the succession of another corporation, partnership or other entity to Aimco and the assumption by such corporation, partnership or other entity of the obligations of Aimco under the indenture and the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that any such addition, change or elimination does not (i) apply to any debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (ii) modify the rights of the holder of any such debt securities with respect to such provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of debt securities.

Each indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, Aimco and the trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series; provided that no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any such debt security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any debt security that was issued at a discount and that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or the rate of interest on, any such debt security;

•	change the place or currency of payment of principal or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the indenture for such debt securities;

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default; or

•	in the case of senior subordinated debt securities or subordinated debt securities, amend or modify any of the provisions of such indenture relating to subordination of the debt securities in any manner adverse to the holders of such debt securities.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by Aimco with certain of the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that Aimco may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of such series or depositing with the trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the indenture with respect to such series.

In addition, unless otherwise indicated in the applicable prospectus supplement, each indenture provides that Aimco,

•	shall be discharged from its obligations in respect of the debt securities of such series (“defeasance and discharge”), or

•	may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “Mergers and Sales of Assets,” and any such cessation shall not be an event of default with respect to the debt securities of such series.

In each case, at any time prior to the stated maturity or redemption thereof, when Aimco has irrevocably deposited with the trustee, in trust,

•	sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities of such series, or

•	such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and that are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series.

Upon such defeasance and discharge, the holders of the debt securities of such series shall no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and shall look only to such deposited funds or obligations for payment. In addition, under present law such defeasance and discharge is likely to be treated as a redemption of the debt securities of that series prior to maturity in exchange for such money or United States government obligations. In that event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of such money and the fair market value of the United States government obligations deemed received and such holder’s tax basis in the debt securities deemed surrendered. Thereafter, each holder would likely be treated as if such holder held an undivided interest in the money (or investments made therewith) or the United States government obligations (or investments made with interest received therefrom), would generally be subject to tax liability in respect of interest income and/or original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of such assets or obligations. Although tax might be owed, the holder of a defeased debt security would not receive any cash until the maturity or an earlier redemption of the debt security (except for current payments of interest on the debt securities of that issue). Such tax treatment could affect the purchase price that a holder would receive upon the sale of the debt securities. Holders are urged to consult their tax advisors with respect to the tax treatment of defeasance of any debt securities.

The Trustees

The trustee for any debt securities will be named in the applicable prospectus supplement. Each trustee will be permitted to engage in other transactions with Aimco and each of its subsidiaries; however, if a trustee acquires any conflicting interest, it must eliminate such conflict or resign.

DESCRIPTION OF AIMCO OPERATING PARTNERSHIP DEBT SECURITIES

General

The following description sets forth certain general terms and provisions of the debt securities of the Aimco Operating Partnership to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities may be issued by the Aimco Operating Partnership, from time to time, in one or more series, and will constitute either senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be issued under an indenture to be entered into among the Aimco Operating Partnership, Aimco (as guarantor, if applicable) and a trustee to be named in the applicable prospectus supplement. Forms of these indentures are filed as exhibits to the Registration Statement that include this prospectus. The indentures will be subject to and governed by the TIA. Capitalized terms used in this section that are not defined in this prospectus are defined in the indenture to which they relate. The statements made under this heading about the debt securities and the indentures are summaries of their material provisions and are not complete. These statements are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures and the debt securities, including the definitions of certain terms.

The debt securities issued by the Aimco Operating Partnership will not be convertible. Aimco will fully and unconditionally guarantee the payment obligations on all debt securities issued by the Aimco Operating Partnership unless, at the time of sale, at least one nationally recognized statistical rating organization (as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) has rated such debt securities in one of its generic rating categories which signifies investment grade.

The debt securities will be direct, unsecured obligations of the Aimco Operating Partnership. The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that such debt securities may be issued thereunder from time to time in one or more series. Under the indentures, the Aimco Operating Partnership will have the ability to issue debt securities with terms different from those of debt securities previously issued by it, without the consent of the holders of such previously issued series of debt securities, in an aggregate principal amount determined by the Aimco Operating Partnership.

The applicable prospectus supplement or prospectus supplements relating to any senior subordinated debt securities or subordinated debt securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such debt securities would be senior to such debt securities and any limitation on the issuance of additional senior indebtedness.

Debt securities may be issued and sold at a discount below their principal amount. Special United States Federal income tax considerations applicable to debt securities, including debt securities issued with original issue discount, will be described in more detail in any applicable prospectus supplement. Even if debt securities are not issued at a discount below their principal amount, such debt securities may, for United States Federal income tax purposes, be deemed to have been issued with original issue discount because of certain interest payment characteristics, as set forth in any applicable prospectus supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any debt securities offered exclusively to United States aliens or denominated in a currency other than United States dollars will be set forth in a prospectus supplement relating thereto.

Below is a description of some general terms of the Aimco Operating Partnership’s debt securities which may be specified in a prospectus supplement. You should read the prospectus supplement for a description of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities may be represented initially by a debt security in temporary or permanent global form, and if so, the initial depositary with respect to such temporary or permanent global debt security and whether, and the circumstances under which, beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable or the method of determination thereof;

•	the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such debt securities will be payable and the place or places where such debt securities may be presented for transfer;

•	the rate or rates at which the debt securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue;

•	the dates, if any, on which any interest on the debt securities will be payable, and the regular record date for any interest payable on any debt securities;

•	the right or obligation, if any, of the Aimco Operating Partnership to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•	any terms applicable to such debt securities which are issued at a discount, including the issue price thereof and the rate or rates at which original issue discount will accrue;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	any special United States Federal income tax considerations applicable to the debt securities;

•	whether the debt securities will be guaranteed by Aimco and the terms of any such guarantee; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

The applicable prospectus supplement will also describe the following terms of any series of senior subordinated debt securities or subordinated debt securities offered hereby:

•	the rights, if any, to defer payments of interest on such series of debt securities by extending the interest payment period, and the duration of such extensions;

•	the subordination terms of such series of debt securities; and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

Since the operations of the Aimco Operating Partnership are currently conducted principally through its subsidiaries, the Aimco Operating Partnership’s cash flow and its consequent ability to service debt, including the debt securities, will be dependent, in large part, upon the earnings of the subsidiaries and the distribution of those earnings to the Aimco Operating Partnership, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Aimco Operating Partnership by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Aimco Operating Partnership to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that the Aimco Operating Partnership is recognized as a creditor of such subsidiary, in which case the claims of the Aimco Operating Partnership would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Aimco Operating Partnership.

Form, Exchange, Registration and Transfer

A series of debt securities may be issued solely as registered debt securities. A series of debt securities may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, debt securities will be issuable in denominations of $1,000 and integral multiples thereof. Any series of debt securities will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

Debt securities may be presented for exchange as provided above and, unless otherwise indicated in the applicable prospectus supplement, may be presented for registration of transfer, at the office or agency of the Aimco Operating Partnership designated as registrar or co-registrar with respect to such series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by the Aimco Operating Partnership upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Aimco Operating Partnership intends initially to appoint the trustee for the particular series of debt securities as the registrar for such debt securities and the name of any different or additional registrar designated by the Aimco Operating Partnership with respect to the debt securities will be included in the prospectus supplement relating thereto. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by the Aimco Operating Partnership with respect to any series of debt securities, the Aimco Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Aimco Operating Partnership will be required to maintain a transfer agent in the Borough of Manhattan, the City of New York. The Aimco Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any partial redemption of debt securities of any series, the Aimco Operating Partnership will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and interest, if any, on, debt securities will be made at the office of such paying agent or paying agents as the Aimco Operating Partnership may designate from time to time, except that, at the option of the Aimco Operating Partnership, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, the trustee for the debt securities being offered will be designated as the Aimco Operating Partnership’s sole paying agent for payments with respect to the debt securities. Any other paying agents initially designated by the Aimco Operating Partnership for the debt securities being offered will be named in the applicable prospectus supplement. The Aimco Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Aimco Operating Partnership will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

All moneys paid by the Aimco Operating Partnership to a paying agent for the payment of principal of, or interest, if any, on, any debt security that remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Aimco Operating Partnership, and the holder of such debt security or any coupon will thereafter look only to the Aimco Operating Partnership for payment thereof.

Guarantees

If the Aimco Operating Partnership issues any debt securities that are rated below investment grade at the time of issuance, Aimco will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities will be set forth in the prospectus supplement relating to such debt securities.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable prospectus supplement. A global debt security may be issued only in registered form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for such debt security or to a nominee or successor of such depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global debt security may exchange such interests for definitive debt securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on such global debt security and the specific terms of the depositary arrangement with respect to such global debt security.

Mergers and Sales of Assets

The Aimco Operating Partnership may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than the Aimco Operating Partnership) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Aimco Operating Partnership under the debt securities and the indenture, and (ii) immediately after giving effect to such transaction, no default or event of default shall have occurred or be continuing under the indenture. Upon the assumption of the Aimco Operating Partnership’s obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, the Aimco Operating Partnership shall be discharged from all obligations under the debt securities and the indenture.

Events of Default

Each indenture provides that, if an event of default specified therein shall have occurred and be continuing, with respect to each series of debt securities outstanding thereunder, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or, if any of the debt securities of such series were issued at a discount, such portion of the principal amount of such debt securities as may be specified by the terms thereof) of the debt securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind such a declaration.

Under each indenture, an event of default is defined as, with respect to each series of debt securities outstanding thereunder, any of the following:

•	default in payment of the principal of any debt securities of such series;

•	default in payment of any interest on any debt securities of such series when due, continuing for 30 days (or 60 days, in the case of senior subordinated debt securities or subordinated debt securities);

•	default by the Aimco Operating Partnership (or Aimco, in the case of a guarantee of such debt securities) in compliance with its other agreements in the debt securities of such series or the indenture relating to the debt securities of such series upon the receipt of notice of such default given by the trustee for such debt securities or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series and the failure of the Aimco Operating Partnership (or Aimco, in the case of a guarantee of such debt securities) to cure such default within 60 days after receipt of such notice;

•	certain events of bankruptcy or insolvency; and

•	any other event of default set forth in an applicable prospectus supplement with respect to the debt securities of such series.

The trustee shall give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or such debt securities, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default with respect to the debt securities of such series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

•	the trustee shall have failed to comply with the request within such 60-day period.

Notwithstanding the foregoing, the right of any holder of debt securities to receive payment of the principal of and interest in respect of such debt securities on the date specified in such debt securities as the fixed date on which an amount equal to the principal of such debt securities or an installment of principal thereof or interest thereon is due and payable (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to such series and its consequences, other than (i) any default in any payment of the principal of, or interest on, any debt securities of such series or (ii) any default in respect of certain covenants or provisions in the indenture that may not be modified without the consent of the holder of each of the outstanding debt securities of such series affected as described in “Modification and Waiver” below.

Each indenture provides that the Aimco Operating Partnership shall deliver to the trustee within 120 days after the end of each fiscal year of the Aimco Operating Partnership an officers’ certificate stating whether or not the signers know of any default that occurred during such period.

Modification and Waiver

The Aimco Operating Partnership and the trustee may execute a supplemental indenture without the consent of the holders of the debt securities:

•	to add to the covenants, agreements and obligations of the Aimco Operating Partnership for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon the Aimco Operating Partnership;

•	to evidence the succession of another corporation, partnership or other entity to the Aimco Operating Partnership and the assumption by such corporation, partnership or other entity on of the obligations of the Aimco Operating Partnership under the indenture and the debt securities;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•	to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that any such addition, change or elimination does not (i) apply to any debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (ii) modify the rights of the holder of any such debt securities with respect to such provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of debt securities.

Each indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by such supplemental indenture, the Aimco Operating Partnership and the trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to such series of debt securities or modify in any manner the rights of the holders of the debt securities of such series; provided that no such supplemental indenture will, without the consent of the holder of each such outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any such debt security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any debt security that was issued at a discount and that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or the rate of interest on, any such debt security;

•	change the place or currency of payment of principal or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities of any series necessary to modify or amend the indenture for such debt securities;

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default; or

•	in the case of senior subordinated debt securities or subordinated debt securities, amend or modify any of the provisions of such indenture relating to subordination of the debt securities in any manner adverse to the holders of such debt securities.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by the Aimco Operating Partnership with certain of the restrictive covenants described above with respect to the debt securities of such series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that the Aimco Operating Partnership may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of such series or depositing with the trustee, after such outstanding debt securities have become due and payable, cash sufficient to pay at stated maturity all of the outstanding debt securities of such series and paying all other sums payable under the indenture with respect to such series.

In addition, unless otherwise indicated in the applicable prospectus supplement, each indenture provides that the Aimco Operating Partnership,

•	shall be discharged from its obligations in respect of the debt securities of such series (“defeasance and discharge”), or

•	may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “Mergers and Sales of Assets,” and any such cessation shall not be an event of default with respect to the debt securities of such series.

In each case, at any time prior to the stated maturity or redemption thereof, when the Aimco Operating Partnership has irrevocably deposited with the trustee, in trust,

•	sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities of such series, or

•	such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and that are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to stated maturity (or redemption) on, the debt securities of such series.

Upon such defeasance and discharge, the holders of the debt securities of such series shall no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series and replacement of lost, stolen or mutilated debt securities and shall look only to such deposited funds or obligations for payment. In addition, under present law such defeasance and discharge is likely to be treated as a redemption of the debt securities of that series prior to maturity in exchange for such money or United States government obligations. In that event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of such money and the fair market value of the United States government obligations deemed received and such holder’s tax basis in the debt securities deemed surrendered. Thereafter, each holder would likely be treated as if such holder held an undivided interest in the money (or investments made therewith) or the United States government obligations (or investments made with interest received therefrom), would generally be subject to tax liability in respect of interest income and/or original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of such assets or obligations. Although tax might be owed, the holder of a defeased debt security would not receive any cash until the maturity or an earlier redemption of the debt security (except for current payments of interest on the debt securities of that issue). Such tax treatment could affect the purchase price that a holder would receive upon the sale of the debt securities. Holders are urged to consult their tax advisors with respect to the tax treatment of defeasance of any debt securities.

The Trustees

The trustee for any debt securities will be named in the applicable prospectus supplement. Each trustee will be permitted to engage in other transactions with the Aimco Operating Partnership and each of its subsidiaries; however, if a trustee acquires any conflicting interest, it must eliminate such conflict or resign.

DESCRIPTION OF PREFERRED STOCK

General

Under its charter, Aimco may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock offered by any prospectus supplement, and the extent, if any, to which these general provisions may apply to the class or series of preferred stock so offered will be described in the prospectus supplement. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, articles supplementary relating to a specific class or series of preferred stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement that includes this prospectus at or prior to the time of issuance of such series of preferred stock.

As of February 25, 2008, Aimco’s charter authorized the issuance of 510,587,500 shares of capital stock, of which 84,429,764 shares were classified as preferred stock. The Board of Directors of Aimco is authorized to issue shares of preferred stock, in one or more classes or series, and may classify and reclassify any of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Maryland General Corporation Law, or MGCL, and Aimco’s charter.

Aimco’s Board of Directors is authorized to determine for each class or series of preferred stock, and the prospectus supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto:

•	the designation of such shares and the number of shares that constitute such class or series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such class or series and the priority as to payment of dividends with respect to other classes or series of capital stock of Aimco;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Aimco and any other rights of the shares of such class or series upon any liquidation or winding up of Aimco;

•	whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Aimco;

•	whether and on what terms the shares of such class or series will be convertible into or exchangeable for other debt or equity securities of Aimco;

•	whether the shares of such class or series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to such class or series of preferred stock; and

•	the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Aimco’s charter and Maryland law.

Convertibility

No class or series of preferred stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

Holders of shares of preferred stock, are entitled to receive, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor, dividends payable at such dates and at such rates, if any, as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each class or series of preferred stock that may be issued and sold pursuant hereto will rank junior as to dividends to any class or series preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Aimco has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Aimco may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Aimco.

Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred stock that may be issued and sold pursuant hereto, no dividends (other than dividends payable in common stock, or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock, or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Aimco ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Aimco (except by conversion into or exchange for other capital stock of Aimco ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

•	if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

•	if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any junior or parity preferred stock, common stock, may be converted into or exchanged for stock of Aimco ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

No class or series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

Unless otherwise set forth herein or in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding up of Aimco, the holders of shares of each class or series of preferred stock that may be issued and sold pursuant hereto are entitled to receive out of assets of Aimco available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Aimco’s capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Aimco, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a class or series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Aimco. For these purposes, neither a consolidation or merger of Aimco with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Aimco.

Voting Rights

Holders of preferred stock that may be issued and sold pursuant hereto will not have any voting rights except as set forth below or in the applicable prospectus supplement or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Aimco at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right of the holders of such preferred stock to vote for directors. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock that may be issued and sold pursuant hereto will have one vote for each share held.

So long as any shares of any class or series of preferred stock remain outstanding, Aimco shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Aimco upon which like voting rights have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

•	amend, alter or repeal the provisions of Aimco’s charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock, or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock, or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Restrictions on Ownership and Transfer

Preferred stock that may be issued and sold pursuant hereto may have restrictions on its ownership and transfer.

Miscellaneous

The holders of preferred stock will have no preemptive rights. The preferred stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Aimco shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series except as may be set forth in the applicable prospectus supplement, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Aimco. The accompanying prospectus supplement will describe any material contractual restrictions on such dividend payments.

No Other Rights

The shares of a class or series of preferred stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement or Aimco’s charter or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each class or series of preferred stock that may be issued and sold pursuant hereto will be designated in the applicable prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

General

As of February 25, 2008, Aimco’s charter authorizes the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, of which 426,157,736 shares were classified as Class A common stock. As of February 25, 2008, there were 91,736,837 shares of Class A common stock issued and outstanding. The Class A common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AIV.” Computershare Trust Company, N.A. serves as transfer agent and registrar of the Class A common stock.

Holders of the Class A common stock are entitled to receive dividends, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor. The holders of shares of Class A common stock, upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of Aimco, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Aimco and any liquidation preferences of preferred stock. The shares of Class A common stock possess ordinary voting rights for the election of directors of Aimco and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Class A common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A common stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A common stock that may be issued by Aimco at a subsequent date.

Restrictions on Ownership and Transfer

For Aimco to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because Aimco’s Board of Directors believes that it is essential for Aimco to continue to qualify as a REIT and to provide additional protection for Aimco’s stockholders in the event of certain transactions, Aimco’s Board of Directors has adopted provisions of the charter restricting the acquisition of shares of Class A common stock.

Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Class A common stock. For purposes of calculating the amount of stock owned by a given individual, the individual’s Class A common stock and OP Units are aggregated. Under certain conditions, Aimco’s Board of Directors may waive the ownership limit. However, in no event may such holder’s direct or indirect ownership of Class A common stock exceed 9.8% of the total outstanding shares of Class A common stock. As a condition of such waiver, the Aimco Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of Aimco. If shares of Class A common stock in excess of the ownership limit, or shares of Class A common stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or that would result in Aimco being “closely held,” within the meaning of Section 856(h) of the Code, or that would otherwise result in Aimco failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class A common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by Aimco. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (i) such transferee’s original purchase price (or the market value of such shares on the date of the violative transfer if purportedly acquired by gift or devise) and (ii) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by Aimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that Aimco determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that Aimco’s Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class A common stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Class A common stock must file a written statement or an affidavit with Aimco containing the information specified in the Aimco charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to Aimco in writing such information with respect to the direct, indirect and constructive ownership of shares as Aimco’s Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

The ownership limitations may have the effect of precluding acquisition of control of Aimco by a third party unless Aimco’s Board of Directors determines that maintenance of REIT status is no longer in the best interests of Aimco.

PROVISIONS OF MARYLAND LAW APPLICABLE TO PREFERRED STOCK
AND CLASS A COMMON STOCK

Business Combinations

Under Maryland law, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares or is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate or associate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation’s stockholders receive a specified minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder of Aimco, ownership of OP Units will be treated as beneficial ownership of the shares of Class A common stock which may be issued in exchange for the OP Units when such OP Units are tendered for redemption. The Maryland business combination statute could have the effect of discouraging offers to acquire Aimco and of increasing the difficulty of consummating any such offer. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Aimco Board of Directors has not passed such a resolution.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror by an officer of the corporation or by directors who are employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. For purposes of determining whether a person or entity is an Interested Stockholder of Aimco, ownership of OP Units will be treated as beneficial ownership of the shares of Class A common stock which may be issued in exchange for the OP Units when such OP Units are tendered for redemption.

A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including a written undertaking to pay certain of the corporation’s expenses of a special meeting), may compel the corporation’s Board of Directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may, at its option, redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation’s charter or bylaws prior to the control share acquisition. No such exemption appears in Aimco’s charter or bylaws. The control share acquisition statute could have the effect of discouraging offers to acquire Aimco and of increasing the difficulty of consummating any such offer.

DESCRIPTION OF WARRANTS

General

Aimco may issue, together with other securities registered herein or separately, warrants for the purchase of debt securities, preferred stock or Class A common stock. The warrants may be issued under a warrant agreement to be entered into between Aimco and a bank or trust company, as warrant agent, as set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. The warrant agent will act solely as an agent of Aimco in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The warrant agreement for each warrant, including the forms of certificates representing the warrants, will be filed as an exhibit to, or incorporated by reference in, the Registration Statement, which will include this prospectus, at or prior to the time of the issuance of such warrants.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of the material provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreement and warrant certificate, including the definitions therein of certain terms.

Aimco’s Board of Directors is authorized to determine, and the applicable prospectus supplement will set forth the terms of the warrants, the warrant agreement relating to such warrants, and the certificates representing such warrants, including:

•	the designation, aggregate principal amount and terms of the debt securities of Aimco, or the designation and terms of the preferred stock, if any, purchasable upon exercise of such warrants;

•	the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of any related securities with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the offering price of the warrants, if any;

•	the principal amount of debt securities of Aimco or the number of shares of preferred stock or Class A common stock purchasable upon exercise of each warrant and the price at which such principal amount of debt securities of Aimco or shares of preferred stock or Class A common stock may be purchased upon such exercise, or the method of determining such number and price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	a discussion of United States Federal income tax considerations applicable to the ownership or exercise of such warrants;

•	whether the warrants represented by the certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such warrants, if any; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the debt securities of Aimco purchasable upon such exercise or to any dividend payments or voting rights that holders of the preferred stock or Class A common stock purchasable upon such exercise may be entitled to.

Each warrant will entitle the holder to purchase for cash such principal amount of debt securities of Aimco, or such number of shares of preferred stock or Class A common stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent on any other office indicated in the applicable prospectus supplement, Aimco will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS

The following is a summary of certain Federal income tax consequences of an investment in the stock of Aimco. This summary is based upon the Code, regulations promulgated by the U.S. Treasury Department (the “Regulations”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect as of the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based on the assumptions that the operation of Aimco, the Aimco Operating Partnership, the limited liability companies and limited partnerships in which they own controlling interests (collectively, the “Subsidiary Partnerships”) and any affiliated entities will be in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	broker-dealers;

•	holders that receive Aimco stock through the exercise of stock options or otherwise as compensation;

•	persons holding Aimco stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organization; and

•	foreign investors.

This summary assumes that investors will hold Aimco’s stock as a capital asset, which generally means property held for investment).

THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING AIMCO STOCK OR SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO’S STOCK AND OF AIMCO’s ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

Taxation of Aimco

The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the United States Federal income tax treatment of a REIT and its stockholders.

Aimco has elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1994, and Aimco intends to continue such election. Although Aimco believes that, commencing with the Aimco’s initial taxable year ended December 31, 1994, Aimco was organized in conformity with the requirements for qualification as a REIT, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code, no assurance can be given that Aimco has been or will remain so qualified. Such qualification and taxation as a REIT depends upon Aimco’s ability to meet, on a continuing basis, through actual annual operating results, asset ownership distribution levels, requirements regard diversity of stock ownership, and the various qualification tests imposed under the Code as discussed below. No assurance can be given that the actual results of Aimco’s operation for any one taxable year will satisfy such requirements. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders— Taxation of REITs in General — Failure to Qualify.” No assurance can be given that the IRS will not challenge Aimco’s eligibility for taxation as a REIT.

Taxation of REITs in General

Provided Aimco qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to United States Federal corporate income tax on its net income that is currently distributed to its stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by stockholders from Aimco or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, will be as high as 35% through 2010. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “United States Federal Income Taxation of Aimco and Aimco Stockholder’s — Taxation of Stockholders.”

If Aimco qualifies as a REIT, it will nonetheless be subject to Federal income tax in the following circumstances:

•	Aimco will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Aimco and its taxable REIT subsidiaries (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties.

•	If Aimco has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%). We do not anticipate receiving any income from foreclosure property.

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively earned or paid in a transaction between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If Aimco should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with Aimco’s gross income.

•	Similarly, if Aimco should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If Aimco should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Aimco would be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	Aimco may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	If Aimco acquires appreciated assets from a corporation that is not a REIT (i.e., a “subchapter C corporation”) in a transaction in which the adjusted tax basis of the assets in the hands of Aimco is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Aimco may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if Aimco subsequently recognizes gain on the disposition of any such asset during the ten-year period following its acquisition from the subchapter C corporation.

•	Certain earnings of Aimco’s subsidiaries are subchapter C corporations, the earnings of which could be subject to Federal corporate income tax.

•	Aimco may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•	Aimco and its subsidiaries may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on their assets and operations. Aimco could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

(7) that meets other tests described below (including with respect to the nature of its income and assets).

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that the condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

Aimco believes that it has been organized, has operated and has issued sufficient shares of stock to satisfy conditions (1) through (7) inclusive. Aimco’s articles of incorporation provide certain restrictions regarding transfers of its shares, which are intended to assist Aimco in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Aimco will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

To monitor Aimco’s compliance with the share ownership requirements, Aimco is generally required to maintain records regarding the actual ownership of its shares. To do so, Aimco must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by Aimco). A list of those persons failing or refusing to comply with this demand must be maintained as part of Aimco’s records. Failure by Aimco to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by the Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Aimco satisfies this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code extends similar relief in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If Aimco fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Aimco’s proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Aimco’s proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of Aimco for purposes of applying the REIT requirements described below. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in “United States Federal Income Taxation of Aimco and Aimco Stockholders— Tax Aspects of Investments in Affiliated Entities — Partnerships.”

Disregarded Subsidiaries.  Aimco’s indirect interests in the Aimco Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of Aimco organized and operated as “qualified REIT subsidiaries” within the meaning of the Code. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. If a REIT owns a qualified REIT subsidiary, that subsidiary is disregarded for Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. Each qualified REIT subsidiary, therefore, is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. Other entities that are wholly-owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for Federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Aimco holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of Aimco ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than Aimco or another disregarded subsidiary of Aimco — the subsidiary’s separate existence would no longer be disregarded for Federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Aimco’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable Subsidiaries.  A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). A TRS also includes any corporation, other than a REIT, with respect to which a TRS in which a REIT owns an interest, owns securities possessing 35% of the total voting power or total value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for Federal income tax purposes. As a result, a parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). As a taxable corporation, a TRS will generally be subject to corporate income tax on its earnings, which may reduce the cash flow that Aimco and its subsidiaries generate in the aggregate.

Certain of Aimco’s operations (property management, asset management, risk, etc.) are conducted through its taxable REIT subsidiaries. Because Aimco is not required to include the assets and income of such taxable REIT subsidiaries in determining Aimco’s compliance with the REIT requirements, Aimco uses its taxable REIT subsidiaries to facilitate its ability to offer services and activities to its residents that are not generally considered as qualifying REIT services and activities. If Aimco fails to properly structure and provide such nonqualifying services and activities through its taxable REIT subsidiaries, its ability to satisfy the REIT gross income requirement, and also its REIT status, may be jeopardized.

A TRS may generally engage in any business except the operation or management of a lodging or health care facility. The operation or management of a health care or lodging facility precludes a corporation from qualifying as a taxable REIT subsidiary. If any of Aimco’s taxable REIT subsidiaries were deemed to operate or manage a health care or lodging facility, such taxable REIT subsidiaries would fail to qualify as taxable REIT subsidiaries, and Aimco would fail to qualify as a REIT. Aimco believes that none of its taxable REIT subsidiaries operate or manage any health care or lodging facilities. However, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, there can be no assurance that the IRS will not contend that any of Aimco’s taxable REIT subsidiaries operate or manage a health care or lodging facility, disqualifying it from treatment as a taxable REIT subsidiary, thereby resulting in the disqualification of Aimco as a REIT.

Several provisions of the Code regarding arrangements between a REIT and a TRS ensure that a TRS will be subject to an appropriate level of Federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, Aimco would be obligated to pay a 100% penalty tax on some payments that it receives from, or on certain expenses deducted by, its taxable REIT subsidiaries, if the IRS were to successfully assert that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Penalty Tax.”

Income Tests

In order to maintain qualification as a REIT, Aimco must annually satisfy two gross income requirements:

•	First, at least 75% of Aimco’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as certain types of temporary investments.

•	Second, at least 95% of Aimco’s gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest and gains from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by Aimco directly or through the Subsidiary Partnerships will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT must generally not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. Aimco and its affiliates are permitted, however, to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Aimco and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Aimco is generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements.

Aimco manages apartment properties for third parties and affiliates through its taxable REIT subsidiaries. These taxable REIT subsidiaries receive management fees and other income. A portion of such fees and other income accrue to Aimco through distributions from the taxable REIT subsidiaries that are classified as dividend income to the extent of the earnings and profits of the taxable REIT subsidiaries. Such distributions will generally qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain derived by Aimco directly or through its Subsidiary Partnerships from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as non-qualifying income for purposes of the 95% gross income test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued by Aimco or its Subsidiary Partnerships that is incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and, effective beginning in 2005, the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

If Aimco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Aimco’s failure to meet these tests was due to reasonable cause and not due to willful neglect, Aimco attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Aimco would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Aimco, Aimco will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax is imposed based upon the amount by which Aimco fails to satisfy the particular gross income test.

Asset Tests

Aimco, at the close of each calendar quarter of its taxable year, must also satisfy four tests relating to the nature of its assets:

•	First, at least 75% of the value of the total assets of Aimco total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	Second, not more than 25% of Aimco’s total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Aimco may not exceed 5% of the value of Aimco’s total assets, Aimco may not own more than 10% of any one issuer’s outstanding voting securities, and Aimco may not own more than 10% of the total value of the outstanding securities of any one issuer. The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries.

•	Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by Aimco may not exceed 20% of the value of Aimco’s total assets.

Aimco believes that the value of the securities held by Aimco in its taxable REIT subsidiaries will not exceed, in the aggregate, 20% of the value of Aimco’s total assets and that Aimco’s ownership interests in its taxable REIT subsidiaries qualify under the asset tests set forth above.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, resulting in loss of REIT status, unless it is a qualifying mortgage asset that satisfies the rules for “straight debt,” or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Aimco that is issued by another REIT may not so qualify.

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the Code applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which now has an expanded definition and includes securities having certain contingency features. A restriction, however, precludes a security from qualifying as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Aimco believes that its holding of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Aimco’s conclusions as to the value of its assets, including the Aimco Operating Partnership’s total assets and the value of the Aimco Operating Partnership’s interest in the taxable REIT subsidiaries. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for Federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Aimco’s interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirements

In order for Aimco to qualify as a REIT, Aimco is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

•	the sum of

(i) 90% of Aimco’s “REIT taxable income” (computed without regard to the deduction for dividends paid and net capital gain of Aimco), and

(ii) 90% of the net income, if any (after tax) from foreclosure property (as described below), minus

•	the sum of certain items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Aimco, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Aimco’s organizational documents.

To the extent that Aimco distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, Aimco may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such a case, Aimco’s stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Aimco. Aimco’s stockholders would then increase the adjusted basis of their Aimco shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “United States Federal Income Taxation of Aimco and Aimco Stockholders— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

If Aimco should fail to distribute during each calendar year at least the sum of:

(i) 85% of its REIT ordinary income for such year,

(ii) 95% of its REIT capital gain net income for such year (excluding retained net capital gain), and

(iii) any undistributed taxable income from prior periods,

Aimco would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income retained on which it has paid corporate income tax. Aimco believes that it has made, and intends to make, timely distributions so that it is not subject to the 4% excise tax.

It is possible that Aimco, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the Aimco Operating Partnership) and (ii) the inclusion of certain items in income by Aimco for Federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, Aimco may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

Under certain circumstances, Aimco may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Aimco’s deduction for dividends paid for the earlier year. In this case, Aimco may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Aimco will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If Aimco fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Aimco will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Aimco fails to qualify will not be deductible by Aimco nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 15% (through 2010) and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless Aimco is entitled to relief under specific statutory provisions, Aimco would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Aimco would be entitled to this statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Aimco intends to conduct its operations so that no asset owned by Aimco or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Aimco’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Aimco will not be treated as property held for sale to customers, or that Aimco can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Penalty Tax

Aimco will be subject to a 100% penalty tax on the amount of certain non-arm’s length payments received from, or certain expenses deducted by, its taxable REIT subsidiaries if the IRS were to successfully assert that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar transaction between unrelated parties. Such amounts may include rents from real property that are overstated as a result of services furnished by a TRS to tenants of Aimco and amounts that are deducted by a TRS for payments made to Aimco that are in excess of the amounts that would have been charged by an unrelated party.

Aimco believes that the fees paid to its taxable REIT subsidiaries for tenant services are comparable to the fees that would be paid to an unrelated third party negotiating at arm’s-length. This determination, however, is inherently factual, and the IRS may assert that the fees paid by Aimco do not represent arm’s-length amounts. If the IRS successfully made such an assertion, Aimco would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Tax Aspects of Aimco’s Investments In Partnerships

General

Substantially all of Aimco’s investments are held indirectly through the Aimco Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Aimco will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Aimco will include its proportionate share of assets held by the Subsidiary Partnerships. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification

Aimco’s direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership, as opposed to as an association taxable as a corporation, for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of Aimco’s assets and items of gross income would change and could preclude Aimco from satisfying the REIT asset tests and gross income tests (see “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Asset Tests” and “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Income Tests”), and in turn could prevent Aimco from qualifying as a REIT unless Aimco is eligible for relief from the violation pursuant to relief provisions described above. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Failure to Qualify” above for a summary of the effect of Aimco’s failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case Aimco might incur a tax liability without any related cash distributions.

Tax Allocations with Respect to The Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “Book — Tax Difference”). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Aimco Operating Partnership was formed by way of contributions of appreciated property. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules apply to the contribution by Aimco to the Aimco Operating Partnership of the cash proceeds received in any offerings of its stock.

In general, certain unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the Aimco Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Aimco Operating Partnership or other Subsidiary Partnerships may cause Aimco to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause Aimco to recognize, over time, taxable income in excess of cash proceeds, which might adversely affect Armco’s ability to comply with the REIT distribution requirements. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Annual Distribution Requirements.”

With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of Aimco, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

Sale of the Properties

Aimco’s share of any gain realized by the Aimco Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “United States Federal Income Taxation of Aimco and Aimco Stockholder — Taxation of REITs in General — Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Aimco Operating Partnership and the other Subsidiary Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with Aimco’s investment objectives.

Taxation of Taxable REIT Subsidiaries

A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by Aimco’s taxable REIT subsidiaries to the Aimco Operating Partnership, and interest paid by the taxable REIT subsidiaries on certain notes held by the Aimco Operating Partnership. In general, taxable REIT subsidiaries pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that Aimco’s taxable REIT subsidiaries are required to pay will reduce Aimco’s cash flow from operating activities and its ability to make payments to holders of its securities.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.  Provided that Aimco qualifies as a REIT, distributions made to Aimco’s taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be taken into account by them as ordinary income (35% maximum Federal rate through 2010) and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum Federal rate through 2010) for qualified dividends received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from taxable REIT subsidiaries or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions (and retained net capital gains) that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed Aimco’s actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum Federal rates of 15% (through 2010) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for tax purposes, Aimco’s earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on Aimco’s common stock. If Aimco has net capital gains and designates some or all of its distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Aimco in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Aimco and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Aimco before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

Dispositions of Aimco Stock.  A stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of stock in an amount equal to the difference between the sum of the fair market value of any property and cash received in such disposition, and the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder (as discussed above), less tax deemed paid on such net capital gains, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of Aimco stock will be subject to a maximum Federal income tax rate of 15% (through

2010) if the Aimco stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the Aimco stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to Federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Aimco stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Aimco stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Aimco that are required to be treated by the stockholder as long-term capital gain.

A redemption of Aimco stock (including preferred stock or equity stock) will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of Aimco’s current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only the stock is redeemed, since it generally does not have voting rights), (ii) results in a “complete termination” of the holder’s stock interest in Aimco, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed stock would be transferred to the holder’s remaining stockholdings in Aimco. If, however, the stockholder has no remaining stockholdings in Aimco, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Aimco in an amount that exceeds a prescribed threshold, it is possible that the provisions of Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these Regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the Code imposes penalties for failure to comply with these requirements. Prospective investors should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Aimco, or transactions that might be undertaken directly or indirectly by Aimco. Moreover, prospective investors should be aware that Aimco and other participants in the transactions involving Aimco (including their advisors) might be subject to disclosure or other requirements pursuant to these Regulations.

Taxation of Foreign Stockholders

The following is a summary of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of securities applicable to Non-U.S. Holders of securities. A “Non-U.S. Holder” is generally any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

Ordinary Dividends.  The portion of dividends received by Non-U.S. Holders payable out of Aimco’s earnings and profits which are not attributable to capital gains of Aimco and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. In cases where the dividend income from a Non-U.S. Holder’s investment in securities is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non-Dividend Distributions.  Unless Aimco stock constitutes a United States real property interest (a “USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions by Aimco which are not dividends out of the earnings and profits of Aimco will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of Aimco. If Aimco stock constitutes a USRPI, distributions by Aimco in excess of the sum of its earnings and profits plus the stockholder’s basis in its Aimco stock will be taxed under the FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of Aimco’s earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by Aimco to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs held by Aimco directly or through pass-through subsidiaries (“USRPI Capital Gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Aimco will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if Aimco held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other then USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by Aimco that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from Aimco (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the one year period ending on the date on which the capital gain dividend is received.

Dispositions of Aimco Stock.  Unless Aimco stock constitutes a USRPI, a sale of the stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of Aimco’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, Aimco stock nonetheless will not constitute a USRPI if Aimco is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. Aimco believes that it is, and it expects to continue to be, a domestically controlled qualified investment entity. If Aimco is, and continues to be, a domestically controlled qualified investment entity, the sale of Aimco stock should not be subject to taxation under FIRPTA. Because most classes of stock of Aimco are publicly traded, however, no assurance can be given that Aimco is or will continue to be a domestically controlled qualified investment entity.

Even if Aimco does not constitute a domestically controlled qualified investment entity, a Non-U.S. Holder’s sale of stock generally nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI provided that:

•	the stock is of a class that is “regularly traded” (as defined by applicable Regulations) on an established securities market (e.g., the NYSE, on which Aimco stock is listed), and

•	the selling Non-U.S. Holder held 5% or less of such class of Aimco’s outstanding stock at all times during a specified testing period.

If gain on the sale of stock of Aimco were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of Aimco stock that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder’s investment in the Aimco stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if Aimco is a domestically controlled qualified investment entity, upon disposition of Aimco stock (subject to the 5% exception applicable to “regularly traded” stock described above under “— Taxation of Foreign Stockholders — Capital Gain Dividends”), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax

Aimco stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Aimco stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Aimco stock is not otherwise used in an unrelated trade or business, Aimco believe that distributions from Aimco and income from the sale of the Aimco stock should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholder that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Aimco as UBTI.

In addition, in certain circumstances, a pension trust that owns more than 10% of Aimco’s stock could be required to treat a percentage of the dividends from Aimco as UBTI (the “UBTI Percentage”). The UBTI

Percentage is the gross income derived by Aimco from an unrelated trade or business (determined as if Aimco were a pension trust) divided by the gross income of Aimco for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Aimco’s stock only if:

•	the UBTI Percentage is at least 5%,

•	Aimco qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Aimco in proportion to their actuarial interest in the pension trust, and

•	either (A) one pension trust owns more than 25% of the value of Aimco’s stock or (B) a group of pension trusts each individually holding more than 10% of the value of Aimco’s stock collectively owns more than 50% of the value of Aimco’s stock.

The restrictions on ownership and transfer of Aimco’s stock should prevent an Exempt Organization from owning more than 10% of the value of Aimco’s stock.

OTHER TAX CONSEQUENCES

Legislative or Other Actions Affecting REITs

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the proposal described above (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the Federal laws and interpretations thereof could adversely affect an investment in Aimco or the Aimco Operating Partnership.

State, Local And Foreign Taxes

The Aimco Operating Partnership and its partners and Aimco and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the Aimco Operating Partnership owns properties located in a number of states and local jurisdictions, and the Aimco Operating Partnership may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the Aimco Operating Partnership and its partners and Aimco and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in the Aimco Operating Partnership or Aimco.

State, Local And Foreign Taxes. The Aimco Operating Partnership, OP Unitholders, Aimco and Aimco stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the Aimco Operating Partnership owns properties located in a number of states and local jurisdictions, and the Aimco Operating Partnership and OP Unitholders may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the Aimco Operating Partnership and OP Unitholders and of Aimco and its stockholders may not conform to the United States Federal income tax consequences discussed above. Consequently, prospective investors are urged to consult their tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the Aimco Operating Partnership or Aimco.

LEGAL MATTERS

Certain tax matters will be passed upon for Aimco by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the securities offered hereby will be passed upon for Aimco by DLA Piper US LLP, Baltimore, Maryland and for the Aimco Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Aimco appearing in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Aimco’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst and Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aimco Operating Partnership appearing in Aimco Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Aimco Operating Partnership’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst and Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.